Exhibit (a)(1)(A)

CIDARA THERAPEUTICS, INC.
6310 NANCY RIDGE DRIVE, SUITE 101
SAN DIEGO, CA 92121

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

NOVEMBER 20, 2019, AS AMENDED ON DECEMBER 4, 2019

CIDARA THERAPEUTICS, INC.

SUMMARY TERM SHEET — OVERVIEW

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

This offer and withdrawal rights will expire at 9:00 p.m. Pacific Time on Wednesday, December 18, 2019, unless extended
(or at any time after 9:00 p.m. Pacific Time on Friday, January 17, 2020 if tendered securities have not yet been accepted).

By this Offer to Exchange Eligible Options for New Options (as the context requires, this document and the actions taken hereby, the “Exchange Offer” or the “Offer”), Cidara Therapeutics, Inc., which we refer to in this document as “we,” “us,” “our” or “Cidara,” is giving each Eligible Holder (as defined below) the opportunity to exchange an Eligible Option (defined below) for a New Option (as defined below) as discussed below and in the attached disclosure document for the Exchange Offer beginning on page 14 (the “Offering Memorandum”).

The “Expiration Time” of the Offer is 9:00 p.m. Pacific Time on Wednesday, December 18, 2019. If we extend the period of time during which this Exchange Offer remains open, the term “Expiration Time” will refer to the last time and date on which this Exchange Offer expires. The “Exchange Date” of the Offer is Wednesday, December 18, 2019. If we extend the period of time during which this Exchange Offer remains open, the term “Exchange Date” will refer to the last date on which this Exchange Offer expires.

You are an “Eligible Holder” if:

•	on the date the Exchange Offer commences, you are employed by Cidara and have not been notified by us that your employment relationship with us is being terminated or submitted to us a notice of resignation of your employment relationship with us;
•	you continue to be employed by Cidara and have not submitted a notice of resignation or received a notice of termination, on or prior to the Exchange Date; and
•	you are not a member of our board of directors (the “Board”).

In addition, our President and Chief Executive Officer is not eligible to participate in the Exchange Offer and is not an Eligible Holder.

An “Eligible Option” is an outstanding option, that:

•	is held by an Eligible Holder;
•	has an exercise price per share greater than the greater of (i) $2.28 and (ii) the closing price of our common stock on the Nasdaq Global Market (“Nasdaq”) on the Exchange Date (or the last trading day prior to the Exchange Date, if the Exchange Date is not a trading day); and
•	was granted under our 2013 Stock Option and Grant Plan (the “2013 Plan”) or our 2015 Equity Incentive Plan (the “2015 Plan,” and together with the 2013 Plan, the “Equity Plans”).

If you choose to participate in the Exchange Offer and tender your Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will grant you an award of stock options (each, a “New Option”) with the following terms (collectively, the “New Option Terms”):

•	Each New Option will have an exercise price per share equal to the closing price of our common stock as reported on Nasdaq on the date that the New Option is granted, which will be on the Exchange Date immediately following the Expiration Time. If the Exchange Date does not fall on a trading date, the exercise price per share will be equal to the closing price of our common stock as reported on Nasdaq on the last trading day prior to the Exchange Date.
•	Each New Option will represent your right to purchase a number of shares of our common stock based on an exchange ratio. For all Eligible Holders who are not Section 16 Officers (defined below), the exchange ratio is one-for-one, whereby each Eligible Option will be exchanged for a New Option to purchase the same number of shares of common stock. The Exchange Offer is intended to be an approximate value-for-value exchange in the aggregate for Eligible Holders who are executive officers for purposes of

Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as designated by the Board (each such officer, a “Section 16 Officer”). Accordingly, each Eligible Option surrendered by a Section 16 Officer pursuant to the Exchange Offer will be cancelled and exchanged for a New Option covering a reduced number of shares. The exchange ratio applicable to Section 16 Officers requires that for every one and one half shares of our common stock that are subject to an Eligible Option, the corresponding New Option will cover one share of our common stock. The chart below summarizes the applicable exchange ratio for outstanding Eligible Options.

Eligible Holder	Exchange Ratio (Surrendered Eligible Options: New Options)
Section 16 Officers	1.5 to 1*
All Eligible Holders other than Section 16 Officers	1 to 1
*	Rounded to the nearest whole share
•	Your New Option will be granted under our 2015 Plan.
•	To the maximum extent permitted by law, your New Option will be granted as an incentive stock option (“ISO”) with the remainder to be granted as a nonstatutory stock option (“NSO”).
•	Each New Option will have a maximum term of seven (7) years, subject to earlier termination as set forth in the option agreement for the New Option and the 2015 Plan.
•	The vesting schedule of your New Options will be as follows:
○	To the extent an Eligible Option is vested as of December 18, 2019, such vested portion may be exchanged for a New Option that will vest in full on the first anniversary of the grant date for the New Option.
○	To the extent an Eligible Option is unvested as of December 18, 2019, such unvested portion may be exchanged for a New Option that will vest as follows: one-third of the shares underlying the New Option will vest on the first anniversary of the grant date of the New Option, and the balance of the shares will vest in twenty-four (24) equal monthly installments thereafter.
○	As with any unvested equity award under our 2015 Plan, you must remain in continuous service with us through each vesting date in order for your New Option to vest on such vesting date. In the event that your service with us terminates for any reason prior to the vesting date of any unvested portion of your New Option, such unvested portion will not vest and your option will terminate on or after your termination date as set forth in your option agreement and the 2015 Plan.

The commencement date of the Exchange Offer is Wednesday, November 20, 2019. We are making the Exchange Offer upon the terms and subject to the conditions described in the Offering Memorandum and in the related Election Form (the “Election Form”) distributed with the Offering Memorandum. You are not required to participate in the Exchange Offer. If you hold more than one option grant from Cidara that each qualify as an Eligible Option and elect to participate in the Exchange Offer, you will be allowed to elect to tender for exchange as few or as many of your Eligible Option grants as you wish; however, you must tender all shares underlying the unexercised portion of the selected Eligible Option grant. Eligible Options properly tendered in this Exchange Offer and accepted by us for exchange will be cancelled and your New Options will be granted with the terms described above effective on the Exchange Date immediately following the Expiration Time (the “New Option Grant Date”).

See “Risk Factors” beginning on page 13 for a discussion of risks and uncertainties that you should consider before agreeing to exchange your Eligible Options for New Options.

Shares of our common stock are quoted on Nasdaq under the symbol “CDTX.” On November 18, 2019, the closing price of our common stock as reported on Nasdaq was $2.33 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Exchange Offer.

You should direct questions about the Exchange Offer or requests for assistance (including requests for additional or paper copies of the Offering Memorandum, the Election Form, or other documents relating to the Exchange Offer) to Options@Cidara.com.

IMPORTANT

If you choose to participate in the Exchange Offer, you must properly complete and sign the accompanying Election Form and deliver the properly completed and signed document to us so that we receive it before 9:00 p.m. Pacific Time on Wednesday, December 18, 2019 (or such later date as may apply if the Exchange Offer is extended), by the following means:

By Email (by PDF or similar imaged document file) delivered to: Options@Cidara.com

You are responsible for making sure that the Election Form is delivered as indicated above. You must allow for sufficient time to complete, sign and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time. Please note that your Election Form will be considered “received” on the date and at the time it was sent to Cidara, provided that you are able to produce evidence that your Election Form was sent to Options@Cidara.com prior to the Expiration Time. If you are not able to produce evidence that your Election Form was sent to Options@Cidara.com prior to the Expiration Time, your Election Form will be considered “received” on the date and at the time that Cidara receives it at Options@Cidara.com.

You do not need to return your stock option agreements for your Eligible Options to be cancelled and exchanged in the Exchange Offer. We will provide you with a written confirmation of the cancellation of such options along with a New Option agreement for your New Options shortly following such grants.

Although the Board has approved the Exchange Offer, consummation of the Exchange Offer is subject to the satisfaction or waiver of the conditions described in Section 6 of the Offering Memorandum (“Conditions of the Exchange Offer”) of the Exchange Offer. Neither we nor the Board (or the compensation committee thereof) makes any recommendation as to whether you should participate, or refrain from participating, in the Exchange Offer. You must make your own decision whether to participate. You should consult your personal outside advisors if you have questions about your financial or tax situation as it relates to the Exchange Offer.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in the Exchange Offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORMS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about the Exchange Offer. We encourage you to carefully read the remainder of this Offer to Exchange Eligible Options for New Options and the accompanying Election Form. Where appropriate, we have included references to the relevant sections of the Offering Memorandum where you can find a more complete description of the topics in this summary.

Q1. Why is Cidara making the Exchange Offer?

Stock options are a critical component of our compensation philosophy, the focal point of which is to increase long-term stockholder value. We believe stock options help us achieve this objective in several important ways: by aligning our employees’ interests with those of our stockholders; by motivating employees’ performance toward our long term success; and by encouraging our executives and employees who have received option grants to continue their employment with us.

During the past several years, the price of our common stock has significantly decreased. Approximately 94% of our outstanding employee stock options and 97% of our outstanding Section 16 Officer stock options are “underwater,” meaning the exercise price of each of those options is greater than our current stock price as of November 18, 2019. A significant portion of these options have been “underwater” for more than 12 months. This means that our historically granted stock options may have little or no perceived value to those who hold them and therefore may no longer be effective as incentives to motivate and retain these individuals.

The Board believes that the Exchange Offer is critical to our future success to revitalize the incentive value of our outstanding equity awards, as new stock options granted under the program will provide added incentive to motivate and retain our talented employees. As an alternative to increased cash compensation, the Exchange Offer will allow us to devote more of our cash resources towards advancing our clinical development programs. In addition, it will provide the opportunity to reduce the “overhang” of outstanding stock options, as a substantial amount of underwater stock options are held by our Section 16 Officers who will receive a lesser number of shares for each Eligible Option tendered. The Board also recognizes our competition’s ability to attract and recruit top talent and views it as critical that Cidara be able to retain and motivate key employees. The Board believes that it has a responsibility to address these issues and to properly incentivize our employees.

See Section 2 of the Offering Memorandum (“Purpose of the Exchange Offer; Additional Considerations”) for more information.

Q2. Who is eligible to participate in the Exchange Offer?

Only Eligible Holders are eligible to participate in the Exchange Offer. You are an “Eligible Holder” if:

•	on the date the Exchange Offer commences, you are employed by Cidara and have not been notified by us that your employment relationship with us is being terminated and have not submitted a notice of resignation of your employment relationship with us;
•	you continue to be employed by Cidara and have not submitted a notice of resignation or received a notice of termination, on or prior to the Exchange Date; and
•	you are not a member of the Board.

In addition, our President and Chief Executive Officer is not eligible to participate in the Exchange Offer.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q3. Which options are subject to the Exchange Offer?

Under the Exchange Offer, Eligible Holders will be able to elect to tender for exchange outstanding Eligible Options.

An “Eligible Option” is an outstanding option that:

•	is held by an Eligible Holder;
•	has an exercise price per share greater than the greater of (i) $2.28 and (ii) the closing price of our common stock on Nasdaq on the Exchange Date (or the last trading day prior to the Exchange Date, if the Exchange Date is not a trading day); and
•	was granted under our Equity Plans.

Q4. Will the terms and conditions of my New Options be the same as my exchanged options?

No. The terms and conditions of your New Options, including the vesting schedule (see Question 7) and maximum term (see Question 12) of your New Options, will be different from the exchanged options. However, your New Options will, to the maximum extent permitted by law, be treated as ISOs. All New Options will be granted under and subject to the terms of our 2015 Plan.

Q5. How many New Options will I receive for the Eligible Options I exchange?

The number of shares to be granted to you under your New Options will be determined using an exchange ratio. For all Eligible Holders who are not Section 16 Officers, the exchange ratio is one-for-one, whereby each Eligible Option will be exchanged for a New Option to purchase the same number of shares of common stock. The Exchange Offer is intended to be an approximate value-for-value exchange in the aggregate for Eligible Holders who are Section 16 Officers. Accordingly, each Eligible Option surrendered by a Section 16 Officer pursuant to the Exchange Offer will be cancelled and exchanged for a New Option covering a reduced number of shares. The exchange ratio applicable to Section 16 Officers requires that for every one and one half shares of our common stock that are subject to an Eligible Option, the corresponding New Option will cover one share of our common stock. The chart below summarizes the applicable exchange ratio for outstanding Eligible Options.

Holder	Exchange Ratio (Surrendered Eligible Options: New Options)
Section 16 Officers	1.5 to 1*
All Eligible Holders other than Section 16 Officers	1 to 1
*	Rounded to the nearest whole share

Q6. Will my New Options have an exercise or purchase price?

Your New Options will have an exercise price per share equal to the closing price of our common stock as reported on Nasdaq on the date that the New Option is granted which will be on the Exchange Date immediately following the Expiration Time. If the Exchange Date does not fall on a trading date, the exercise price per share will be equal to the closing price of our common stock as reported on Nasdaq on the last trading day prior to the Exchange Date.

Each New Option will represent your right to purchase a number of shares of our common stock based on an exchange ratio. See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

See Section 7 of the Offering Memorandum (“Price Range of Our Common Stock”) for information concerning our historical common stock prices.

Q7. When will my New Options vest?

To the extent an Eligible Option is vested as of December 18, 2019, such vested portion may be exchanged for a New Option that will vest in full on the first anniversary of the grant date of the New Option.

To the extent an Eligible Option is unvested as of December 18, 2019, such unvested portion may be exchanged for a New Option that will vest as follows: one-third of the shares underlying the New Option will vest on the first anniversary of the grant date of the New Option, and the balance of the shares will vest in twenty-four (24) equal monthly installments thereafter.

As with any unvested equity award pursuant to our 2015 Plan, you must remain in continuous service with through each vesting date in order for your New Option to vest on such vesting date. In the event that your service with Cidara terminates for any reason prior to the vesting date of any unvested portion of your New Option, such unvested portion will not vest and your option will terminate on or after your termination date as set forth in your option agreement and the 2015 Plan.

Q8. Do I need to exercise my New Option in order to receive shares?

Yes. You will need to exercise the vested portion of your New Option and pay the exercise price to receive shares of common stock.

Q9. If I participate in the Exchange Offer, when will my New Options be granted?

Unless we amend or terminate the Exchange Offer in accordance with its terms, we will grant you New Options for your Eligible Options as to which you properly made a valid election (and did not validly revoke that election), effective on the Exchange Date immediately following the Expiration Time (such date, the “New Option Grant Date,” which is currently expected to be Wednesday, December 18, 2019), which will reflect the New Option Terms.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q10. What happens to my New Options if I terminate my employment with Cidara?

Vesting of your New Options will cease upon termination of your service with Cidara.

In general, pursuant to the 2015 Plan, the vested portion of your New Options may be exercised until three months following your termination of service with Cidara unless (i) termination is due to your disability, in which case the vested portion of the New Option may be exercised (to the extent exercisable at the time of the termination of service) at any time within 12 months following your termination; (ii) termination is due to the your death (or if your death occurs during the three-month period after your termination for a reason other than death), in which case the vested portion of the New Option may be exercised (to the extent exercisable at the time of the termination of service) at any time within 18 months following your termination; or (iii) you are terminated for cause, in which case the New Option will cease to be exercisable immediately upon your termination.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain in employment with Cidara. The terms of your employment with Cidara remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employment until the expiration of the Exchange Offer and/or the grant date for the New Options or thereafter during the vesting period of the New Options. In addition, we cannot provide any assurance that your employment with Cidara will continue past the vesting date of any New Option issued in exchange for an Eligible Option that would have been vested and exercisable as of your termination date had the Eligible Option not been exchanged for a New Option.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 of the Offering Memorandum (“Acceptance of Eligible Options for Exchange; Grant of New Options”) for more information.

Q11. Must I participate in the Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you hold more than one option grant from Cidara that each qualify as an Eligible Option and elect to participate in the Exchange Offer, you will be allowed to elect to tender for exchange as few or as many of your Eligible Option grants as you wish; however, you must tender all shares underlying the unexercised portion of the selected Eligible Option grant. If you choose not to participate in the Exchange Offer, then your Eligible Options will remain outstanding with their current terms.

Q12. How should I decide whether or not to participate in the Exchange Offer?

We are providing substantial information to assist you in making your own informed decision. Please read all the information contained in the “Risk Factors” section below and in the various sections of the Offering Memorandum below, including without limitation the information in Section 2 (“Purpose of The Exchange Offer; Additional Considerations”), Section 7 (“Price Range of Our Common Stock”), Section 8 (“Information Concerning Us; Financial Information”), Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”), Section 12 (“Material United States Tax Consequences”) and Section 15 (“Additional Information”), of the Offering Memorandum. You may seek your own outside legal counsel, accountant and/or financial advisor for further advice. Participation in the Offer is entirely your decision and should be made based on your personal circumstances. No one from Cidara or any of our subsidiaries is, or will be, authorized to provide you with advice, recommendations or tax or financial considerations regarding whether you should participate in the Exchange Offer.

In addition to reviewing the materials provided, please note the following:

•	For Eligible Holders who are Section 16 Officers, the Exchange Offer is not a one-for-one exchange. You will receive fewer shares underlying the New Options than were underlying the Eligible Options.
•	Options provide value upon exercise only if our common stock price increases after the grant date. Also, for Eligible Holders who are Section 16 Officers, because the exchange ratio for the option exchange is not one-for-one, it is possible that, at some point in the future, Eligible Options you choose to exchange could be economically more valuable than the New Options received by you pursuant to the Exchange Offer.
•	New Options granted in the Exchange Offer will be subject to new vesting schedules, even if the Eligible Options you exchange were fully vested.
•	New Options will have a maximum term of seven (7) years, subject to earlier termination as set forth in the option agreement for the New Option and the 2015 Plan, even if the Eligible Options you exchange had a longer term.
•	You should carefully consider the tax consequences of New Option awards.

Please also review the “Risk Factors” that appear after this Section.

Q13. How do I find out how many Eligible Options I have and what their exercise prices are?

The Election Form distributed along with the Exchange Offer includes a list of your Eligible Options as of November 18, 2019, as well as the following terms: the grant date of each Eligible Option; the per share exercise price of each Eligible Option; whether each Eligible Option grant is an ISO or NSO; the number of vested and unvested shares of our common stock subject to each Eligible Option as of December 18, 2019 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date); the total number of shares of our common stock subject to the New Option that would be granted in exchange for each Eligible Option; and the vesting schedule applicable to the New Options.

Note that only options that have an exercise price per share greater than the greater of (i) $2.28 and (ii) the closing price of our common stock on the Exchange Date or the last trading day prior to the Exchange Date, if the Exchange Date is not a trading day, may be tendered in the Exchange Offer. As a result, it is possible that some or all of the options listed on your Election Form ultimately will not be Eligible Options as of the Expiration Time and therefore will not be tendered for New Options.

If you have questions regarding your Eligible Options, please contact Allison Lewis in person or at Options@Cidara.com.

Q14. Can I tender for exchange stock options that I have already fully exercised?

No. The Exchange Offer applies only to outstanding unexercised Eligible Options. An option that has been fully exercised is no longer outstanding.

Q15. Can I tender for exchange the remaining unexercised portion of an Eligible Option that I have already partially exercised?

Yes. If before the Expiration Time you exercised an Eligible Option in part, the remaining unexercised portion of the Eligible Option could be tendered for exchange in the Exchange Offer. See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q16. Can I tender for exchange a portion of an Eligible Option?

No partial exchange of an Eligible Option grant will be permitted. If you elect to tender an Eligible Option for exchange, you must tender all shares underlying the unexercised portion of the selected Eligible Option grant. You will be able to elect to tender as few or as many of your Eligible Option grants as you wish. If you attempt to tender a portion but not all of an outstanding Eligible Option grant, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Option grants that are properly tendered. See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q17. What if I am on an authorized leave of absence during the Exchange Offer?

Any Eligible Holder who is on an authorized leave of absence will be able to participate in the Exchange Offer. See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q18. What happens if my employment with Cidara terminates before the Expiration Time?

If you have tendered Eligible Options under the Exchange Offer and your employment with Cidara terminates for any reason, or if you submit a notice of resignation or receive a notice of termination before the Exchange Offer expires, which is referred to as the Expiration Time, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for exchange and you will not be eligible for the grant of New Options. In that case, generally you may exercise your existing Eligible Options to the extent they are vested for a limited time after your termination date and in accordance with their original terms.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee or other service provider of Cidara or any of our subsidiaries. The terms of your service with Cidara and our subsidiaries remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our service until the expiration of the Exchange Offer and/or the grant date for the New Option or thereafter. In addition, we cannot provide any assurance that your employment with Cidara will continue past the vesting date of any New Option issued in exchange for an Eligible Option that would have been vested and exercisable as of your termination date had the Eligible Option not been exchanged for a New Option.

See Section 1 (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New Options”) of the Offering Memorandum for more information.

Q19. Will I owe taxes if I participate in the Exchange Offer?

Neither the acceptance of the Offer nor the grant of your New Options will be a taxable event for U.S. federal income tax purposes. See Section 12 of the Offering Memorandum (“Material United States Tax Consequences”) for more information regarding the tax aspects of Exchange Option.

You should consult with your tax advisor to determine the personal tax consequences of participating in the Exchange Offer. If you are an Eligible Holder who is subject to the tax laws of a country other than the United States or of more than one country, you should be aware that there may be additional or different tax consequences that may apply to you. We advise all Eligible Holders who may consider tendering for exchange their Eligible Options to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer.

Q20. Will I owe taxes if I do not participate in the Exchange Offer?

In general, the rejection of the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. See Section 12 of the Offering Memorandum (“Material United States Tax Consequences”) for more information.

Q21. What will happen to my Eligible Options if I participate in the Exchange Offer?

We will cancel all of your Eligible Options tendered by you and accepted by us for exchange in the Exchange Offer.

Q22. Is it possible for my New Options to be or become underwater?

Yes. The New Options will have an exercise price per share (the “New Exercise Price”) equal to the closing price of our common stock as reported on Nasdaq on the date that the New Option is granted (or the last trading day prior to such date, if not a trading day), which will be immediately following the Expiration Time. If the price of our common stock is below the New Exercise Price in the future, then your New Options will be underwater, meaning that the exercise price will be above the price reported on Nasdaq.

Q23. What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in the Exchange Offer?

Generally, there will be no impact to Eligible Options that you choose not to tender for exchange prior to the original Expiration Time. However, if (1) any of your Eligible Options are currently treated as ISOs, (2) the Exchange Offer remains outstanding for more than 29 business days – that is, if we extend the Exchange Offer beyond the original Expiration Time, and (3) you do not reject this Offer within the first 29 business days in which it is outstanding – that is, by Wednesday, December 18, 2019, your Eligible Options may cease to be treated as ISOs as of the Expiration Time. If the fair market value of our common stock as of the Expiration Time is less than the exercise price currently in effect for your Eligible Options, the Board can take action to “retest” your Eligible Options to determine if they can again be treated as ISOs. However, even if they can again be treated as ISOs, your holding period under your Eligible Options (as further described below in the section called “Taxation of Incentive Stock Options”) will start over on the Expiration Time. Therefore, if you wish to reject this Exchange Offer and you wish to avoid the possible impact on your ISO status, you should do so by completing and submitting the Election Form on or prior to 9:00 p.m. Pacific Time on Wednesday, December 18, 2019.

We will not accept for exchange any options that are tendered that do not qualify as Eligible Options. If you tender an option that is not an Eligible Option or is otherwise not accepted for exchange, we will send you a separate notification following the expiration of the Exchange Offer explaining why your tendered option did not qualify as an Eligible Option, or otherwise was not accepted for exchange.

Q24. How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer expires at 9:00 p.m. Pacific Time on Wednesday, December 18, 2019 (or such later date as may apply if the Exchange Offer is extended). No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 6:00 a.m. Pacific Time on the next business day after the last previously scheduled or announced expiration date.

See Section 13 of the Offering Memorandum (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q25. How do I tender my Eligible Options for exchange?

If you are an Eligible Holder on the date that you choose to tender your Eligible Options, you may tender your Eligible Options for exchange at any time before the Exchange Offer expires at 9:00 p.m. Pacific Time on Wednesday, December 18, 2019 (or such later date as may apply if the Exchange Offer is extended).

To validly tender your Eligible Options, you must deliver a properly completed and signed Election Form, and any other documents required by the Election Form by email (by PDF or similar imaged document file) to Options@Cidara.com.

You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled effective as of the New Option Grant Date if we accept your Eligible Options for exchange. We will separately send to you the grant documents relating to your New Options following the New Option Grant Date for your signature.

Your Eligible Options will not be considered tendered until we receive a properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 9:00 p.m. Pacific Time on Wednesday, December 18, 2019 (or such later date as may apply if the Exchange Offer is extended). If you miss this deadline, you will not be permitted to participate in the Exchange Offer. Please note that your Election Form will be considered “received” on the date and at the time it was sent to Cidara, provided that you are able to produce evidence that your Election Form was sent to Options@Cidara.com prior to the Expiration Time. If you are not able to produce evidence that your Election Form was sent to Options@Cidara.com prior to the Expiration Time, your Election Form will be considered “received” on the date and at the time that Cidara receives it at Options@Cidara.com.

We will accept delivery of the signed Election Form only by email (by PDF or similar imaged document file). You are responsible for making sure that the Election Form is delivered to the email address indicated above. You must allow for sufficient time to complete and deliver your Election Form to ensure that we receive your Election Form on time.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly tendered Eligible Options on Wednesday, December 18, 2019, following the expiration of the Exchange Offer.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q26. Can I withdraw previously tendered Eligible Options?

Yes. You may withdraw your tendered Eligible Options at any time before the Exchange Offer expires at 9:00 p.m. Pacific Time on Wednesday, December 18, 2019 (or such later date as may apply if the Exchange Offer is extended), and unless we have accepted the Eligible Options pursuant to the Exchange Offer, you may also withdraw any tendered Eligible Options at any time after 9:00 p.m. Pacific Time on Friday, January 17, 2020. If we extend the Exchange Offer beyond that time, you may withdraw your tendered Eligible Options (i) at any time until the extended expiration of the Exchange Offer or (ii) at any time after 9:00 p.m. Pacific Time on Friday, January 17, 2020, if we have not yet accepted the Eligible Options pursuant to the Exchange Offer.

To withdraw tendered Eligible Options, you must deliver to us a properly completed and signed Election Form indicating (i) only the Eligible Options you wish to tender in the Exchange Offer or (ii) that you reject the Exchange Offer with respect to all of your Eligible Options. The Election Form may be delivered by the means indicated for a valid tender as set forth in Question 25 above.

If you miss this deadline to withdraw but remain an Eligible Holder, any previously tendered Eligible Options will be exchanged pursuant to the Exchange Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before the expiration date and time.

You are responsible for making sure that the Election Form is delivered to us. Please note that your Election Form will be considered “received” on the date and at the time it was sent to Cidara, provided that you are able to produce evidence that your Election Form was sent to Options@Cidara.com prior to the Expiration Time. If you are not able to produce evidence that your Election Form was sent to Options@Cidara.com prior to the Expiration Time, your Election Form will be considered “received” on the date and at the time that Cidara receives it at Options@Cidara.com.

Once you have withdrawn Eligible Options, you may re-tender Eligible Options only by again following the procedures described for validly tendering option grants in the Exchange Offer as discussed in Question 25 above.

See Section 4 of the Offering Memorandum (“Withdrawal Rights”) for more information.

Q27. How will I know whether you have received my Election Form?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form prior to the expiration date of the Exchange Offer. See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information. Your Election Form will be considered “received” on the date and at the time it was sent to Cidara, provided that you are able to produce evidence that your Election Form was sent to Options@Cidara.com prior to the Expiration Time. If you are not able to produce evidence that your Election Form was sent to Options@Cidara.com prior to the Expiration Time, your Election Form will be considered “received” on the date and at the time that Cidara receives it at Options@Cidara.com.

Q28. What will happen if I do not return my Election Form by the deadline?

If we do not receive your Election Form by the deadline, then all Eligible Options held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your Eligible Options for exchange in the Exchange Offer, you do not need to do anything (but see Question 23 above if your Eligible Options are ISOs). See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q29. What if I have any questions regarding the Exchange Offer?

You should direct questions about the Exchange Offer (including requests for additional or paper copies of the Exchange Offer and other Exchange Offer documents which will be promptly furnished to you at Cidara’s expense) to Options@Cidara.com.

Q30. Are new options ISOs or NSOs?

To the maximum extent permitted by law, your New Option will be granted as an incentive stock option (“ISO”) with the remainder of your New Option to be granted as a nonstatutory stock option (“NSO”).

Q31. What if I make an election or withdraw and then change my mind?

To change an election you previously made with respect to some or all of your Eligible Option grants, including an election to withdraw all of your Eligible Options from this Offer, you must deliver to us a properly completed and signed Election Form indicating (i) only the Eligible Options you wish to tender in the Exchange Offer or (ii) that you reject the Exchange Offer with respect to all of your Eligible Options. The Election Form may be delivered by the means indicated for a valid tender as set forth in Question 25 above. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before the expiration date and time.

You are responsible for making sure that the Election Form is delivered to us. Please note that your Election Form will be considered “received” on the date and at the time it was sent to Cidara, provided that you are able to produce evidence that your Election Form was sent to Options@Cidara.com prior to the Expiration Time. If you are not able to produce evidence that your Election Form was sent to Options@Cidara.com prior to the Expiration Time, your Election Form will be considered “received” on the date and at the time that Cidara receives it at Options@Cidara.com.

RISK FACTORS

Participation in the Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in the Exchange Offer. You should carefully review the risk factors set forth below and those contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the Securities and Exchange Commission (the “SEC”) on November 8, 2019, as well as the other information provided in the Exchange Offer and the other materials that we have filed with the SEC, before making a decision as to whether or not to tender your Eligible Options. See Section 15 of the Offering Memorandum (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

Risks Related to the Exchange Offer

Your cancelled Eligible Options may be worth more than the New Options that you receive in exchange for them.

If you are a Section 16 Officer, because the number of shares to be granted to you under your New Options will be fewer than the number of shares outstanding under your Eligible Options, it is possible that, at some point in the future, due to potential increases in our stock price, those Eligible Options would have been more economically valuable than the New Options granted pursuant to the Offer.

Your cancelled Eligible Options may have a term that exceeds the term of the New Options that you receive in exchange for them.

Because your New Options could expire before your cancelled Eligible Options, you may not have the same amount of time to benefit from any appreciation in our stock price.

If your service with Cidara terminates before your New Options vest, you will not be able to receive value for your unvested New Options, but may have been able to receive value for the Eligible Options you exchanged for the New Options.

Because a new vesting schedule for the New Options will apply which is different than the vesting schedule for Eligible Options exchanged, if your service with Cidara terminates after receiving New Options you may not be able to realize as much value from your New Options that you could have received for the Eligible Options you exchanged. For example, if you exchange fully or partially vested Eligible Options and our stock price increases to above the exercise per share of the Eligible Options you exchanged, you would have been able to exercise the Eligible Options and sell the underlying shares at a gain; however, if your service with Cidara terminates after receiving the New Options, but before they have vested and can be exercised, you will receive no value from the unvested portion of the New Options.

You may incur additional taxes in connection with the exercise of the New Options for U.S. tax purposes.

For more detailed information regarding the tax treatment of stock options (stock incentive options and nonstatutory stock options), see Section 12 of the Offering Memorandum (“Material United States Tax Consequences”).

OFFERING MEMORANDUM

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

OFFERING MEMORANDUM

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

Section 1. Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer.

Cidara Therapeutics, Inc. (“Cidara,” “we,” “us” or “our”) is offering certain optionholders the opportunity to exchange certain outstanding stock options for New Options (as defined below). As described in this Section 1 of this Offering Memorandum—Offer to Exchange Eligible Options for New Options (this “Offering Memorandum”), Eligible Options that are tendered and accepted prior to the Expiration Time (each defined below) will be exchanged for New Options in exchange for an Eligible Holder’s agreement to accept fewer shares (if the Eligible Holder is a Section 16 Officer), a revised vesting schedule, a new option term and the tax treatment of the New Options.

We are making the offer on the terms and subject to the conditions described in this Offering Memorandum, as they may be amended from time to time, and these terms and conditions constitute the “Exchange Offer” or the “Offer.” The Exchange Offer is not conditioned on the acceptance of the Exchange Offer by a minimum number of award holders or the tender of elections to exchange options covering a minimum number of shares.

Eligible Holders

All individuals who were granted an Eligible Option and who, as of the date the Exchange Offer commences and as of the Expiration Time, are current employees, including executive officers other than our President and Chief Executive Officer, and have not been notified by us that their employment relationship with us is being terminated or submitted to us a notice of resignation of their employment relationship with us may participate in the Offer (the “Eligible Holders”). To be an Eligible Holder you must continue to be employed by us and have not submitted a notice of resignation or received a notice of termination, between the date the Exchange Offer commences and the Expiration Time. Members of our board of directors (the “Board”) are not eligible to participate in the Exchange Offer.

You will not be eligible to tender Eligible Options for exchange in the Exchange Offer if you cease to be an Eligible Holder for any reason prior to the Expiration Time, including voluntary resignation, retirement, involuntary termination, layoff, death or disability. An individual who is on an authorized leave of absence and is otherwise an Eligible Holder on such date will be eligible to tender Eligible Options in the Exchange Offer. A leave of absence is considered “authorized” if it was approved in accordance with our policies.

Your employment or service with us will remain “at-will” regardless of your participation in the Exchange Offer and can be terminated by you or us at any time.

Eligible Options

An “Eligible Option” is an outstanding option that:

•	is held by an Eligible Holder;
•	has an exercise price per share greater than the greater of (i) $2.28 and (ii) the closing price of our common stock on the Nasdaq Global Market (“Nasdaq”) on the Exchange Date (or the last trading day prior to the Exchange Date, if the Exchange Date is not a trading day); and
•	was granted under our 2013 Stock Option and Grant Plan (the “2013 Plan”) or our 2015 Equity Incentive Plan (the “2015 Plan,” and together with the 2013 Plan, the “Equity Plans”).

The Proposed Exchange

If you choose to participate in the Exchange Offer and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will grant you New Options (each, a “New Option”) with the following terms (collectively, the “New Option Terms”):

•	Each New Option will have an exercise price per share (the “New Exercise Price”) equal to the closing price of our common stock as reported on Nasdaq on the date that the New Option is granted, which will be on the Exchange Date immediately following the Expiration Time. If the Exchange Date does not fall on a trading date, the exercise price per will be equal to the closing price of our common stock as reported on Nasdaq on the last trading day prior to the Exchange Date.

•	The number shares to be granted to you under your New Options will be determined using an exchange ratio. For all Eligible Holders who are not Section 16 Officers, the exchange ratio is one-for-one, whereby each Eligible Option will be exchanged for a New Option to purchase the same number of shares of common stock. The Exchange Offer is intended to be an approximate value-for-value exchange in the aggregate for Eligible Holders who are Section 16 Officers. Accordingly, each Eligible Option surrendered by a Section 16 Officer pursuant to the Exchange Offer will be cancelled and exchanged for a New Option covering a reduced number of shares. The exchange ratio applicable to Section 16 Officers requires that for every one and one half shares of our common stock that are subject to an Eligible Option, the corresponding New Option will cover one share of our common stock. The chart below summarizes the applicable exchange ratio for outstanding Eligible Options.
Holder	Exchange Ratio (Surrendered Eligible Options: New Options)
Section 16 Officers	1.5 to 1*
All Eligible Holders other than Section 16 Officers	1 to 1
*	Rounded to the nearest whole share
•	Your New Option will be granted under our 2015 Plan.
•	To the maximum extent permitted by law, your New Option will be granted as an incentive stock option (“ISO”) with the remainder of your New Option to be granted as a nonstatutory stock option (“NSO”).
•	Each New Option will have a maximum term of seven (7) years, subject to earlier termination as set forth in the option agreement for the New Option and the 2015 Plan.
•	The vesting schedule of your New Options will be as follows:
○	To the extent an Eligible Option is vested as of December 18, 2019, such vested portion may be exchanged for a New Option that will vest in full on the first anniversary of the grant date for the New Option.
○	To the extent an Eligible Option is unvested as of December 18, 2019, such unvested portion may be exchanged for a New Option that will vest as follows: one-third of the shares underlying the New Option will vest on the first anniversary of the grant date of the New Option, and the balance of the shares will vest in twenty-four (24) equal monthly installments thereafter.
○	As with any unvested equity award under our 2015 Plan, you must remain in continuous service with us through each vesting date in order for your New Option to vest on such vesting date. In the event that your service with us terminates for any reason prior to the vesting date of any unvested portion of your New Option, such unvested portion will not vest and your option will terminate on or after your termination date as set forth in your option agreement and the 2015 Plan.

You are not required to participate in the Exchange Offer. If you hold more than one option grant from Cidara that each qualify as an Eligible Option and elect to participate in the Exchange Offer, you will be allowed to elect to tender for exchange as few or as many of your Eligible Option grants as you wish; however, you must tender all shares underlying the unexercised portion of the selected Eligible Option grant. Eligible Options properly tendered in this Exchange Offer and accepted by us for exchange will be cancelled and your New Options will be granted with the terms described above effective on the Exchange Date immediately following the Expiration Time (the “New Option Grant Date”).

Nothing in the Exchange Offer should be construed to confer upon you the right to remain in service with Cidara or any of our subsidiaries. The terms of your service with Cidara and our subsidiaries remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our service until the grant date for the New Options or any vesting date of your New Options in the future.

Expiration and Extension of the Exchange Offer

The Exchange Offer is scheduled to expire at 9:00 p.m. Pacific Time on Wednesday, December 18, 2019, unless and until we, in our sole discretion, extend the expiration date of the Exchange Offer, such time referred to herein as the “Expiration Time” and such date referred to herein as the “Exchange Date”. See Section 13 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend the Exchange Offer.

If you do not elect to tender your Eligible Options before the Expiration Time, such awards will remain subject to their current terms, including the current exercise price and vesting schedule.

Section 2. Purpose of the Exchange Offer; Additional Considerations.

Stock options are a critical component of our compensation philosophy, the focal point of which is to increase long-term stockholder value. The Board believes that the Exchange Offer is in the best interests of stockholders and us, as new stock options granted under the program will provide added incentive to motivate and retain our talented employees. As an alternative to increased cash compensation, the Exchange Offer will allow us to devote more of our cash resources towards advancing our clinical development programs. In addition, it will provide the opportunity to reduce the “overhang” of outstanding stock options, as a substantial amount of underwater stock options are held by our Section 16 Officers who will receive a lesser number of shares for each Eligible Option tendered.

We evaluated several alternatives for remaining competitive within our industry and with our employees, including increasing cash compensation and/or granting additional equity awards. While these components are part of our overall compensation packages, we do not believe that relying exclusively on such approaches is an ideal use of our resources. For example, increasing cash compensation would reduce the cash resources we devote to research and development, and granting additional stock awards would cause dilution to our current stockholders. Accordingly, we determined that the Exchange Offer was the most attractive alternative for stockholders.

During the past several years, our stock price has declined. Approximately 94% of our outstanding employee stock options and 97% of our outstanding Section 16 Officer stock options are “underwater,” meaning the exercise price of each of those options is greater than our current stock price as of November 18, 2019. A significant portion of these options have been “underwater” for more than 12 months. This means that our historically granted stock options may have little or no perceived value to those who hold them and therefore may no longer be effective as incentives to motivate and retain these individuals. We may face a considerable challenge in retaining our employees, and there is a possibility that our competitors may be able to offer equity incentives that are more attractive, which in some cases, could make the terms of employment at a new employer more attractive than we can offer to our existing employees. We have designed the Exchange Offer to restore equity value, increase retention and motivation in a competitive labor market, provide non-cash compensation incentives and align our employee and stockholder interests for long-term growth.

In deciding whether to tender one or more Eligible Options pursuant to the Exchange Offer, you should know that we continually evaluate and explore strategic opportunities as they arise. At any given time, we may be engaged in discussions or negotiations with respect to one or more corporate transactions of the type described below. We also grant equity awards in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time may acquire or dispose of our securities. We may from time to time repurchase our own outstanding securities after we have announced any decision by the Board to authorize us to do so, in accordance with applicable securities laws. In addition, we may pursue opportunities to raise additional capital through the issuance of equity or convertible debt securities. If this occurs, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. We cannot assure you that additional financing will be available on terms favorable to us, or at all.

Subject to the foregoing and except as otherwise disclosed in the Exchange Offer or in our filings with the SEC, we currently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving us;
•	any purchase, sale or transfer of a material amount of our assets;
•	any material change in our present dividend policy or our indebtedness or capitalization;

•	any material change in our Board or executive management team, including any plans to change the number or term of our directors or to change the material terms of any executive officer’s employment;
•	any other material change in our corporate structure or business;
•	our common stock not being traded on a national securities exchange;
•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act; or
•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

Section 3. Procedures for Tendering Eligible Options.

If you wish to tender any or all of your Eligible Options for exchange, you must properly complete and sign the accompanying Election Form and deliver the properly completed and signed document to us so that we receive it before the Expiration Time (or such later date as may apply if the Exchange Offer is extended), by the following means:

By Email (by PDF or similar imaged document file) delivered to: Options@Cidara.com

Except as described in the following sentence, the Election Form must be signed by the Eligible Holder who tendered the Eligible Option in the manner that the Eligible Holder’s name appears on the stock option agreement relating to the Eligible Option. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled in exchange for New Options if we accept your Eligible Options for exchange.

Your Eligible Options will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form before the Expiration Time. If you miss this deadline or submit an Election Form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer.

We will accept delivery of the signed Election Form only by email (by PDF or similar imaged document file). You are responsible for making sure that the Election Form is delivered to the email address indicated above. You must allow for sufficient time to complete and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time. Your Election Form will be considered “received” on the date and at the time it was sent to Cidara, provided that you are able to produce evidence that your Election Form was sent to Options@Cidara.com prior to the Expiration Time. If you are not able to produce evidence that your Election Form was sent to Options@Cidara.com prior to the Expiration Time, your Election Form will be considered “received” on the date and at the time that Cidara receives it at Options@Cidara.com.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.

To validly tender your Eligible Options pursuant to the Exchange Offer you must remain an Eligible Holder and must not have given a notice of resignation, must not have received a notice of termination and your service with us must not have terminated for any other reason, including a termination due to voluntary resignation, retirement, involuntary termination, layoff, death or disability, prior to the Expiration Time.

If you elect to tender an Eligible Option for exchange, you must tender all shares underlying the unexercised portion of the selected Eligible Option grant. If you have received multiple option grants from us that each qualify as an Eligible Option and elect to participate in the Exchange Offer, you will be able to elect to tender as few or as many of your Eligible Option grants as you wish. However, if you elect to tender an Eligible Option for exchange, you must tender all shares underlying the unexercised portion of the selected Eligible Option grant. If you tender one Eligible Option grant in the Exchange Offer, you do not need to tender any other Eligible Option grants you may hold. If you attempt to tender a portion but not all of an outstanding Eligible Option grant, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Options that are properly tendered.

We will determine all questions as to form of documents and the validity, eligibility, time of receipt and acceptance of any tender of Eligible Options. Neither Cidara nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Holder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.

This is a one-time offer, and we will strictly enforce this offer period, subject only to any extension of the Expiration Time of the Exchange Offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender with respect to any particular Eligible Options or any particular Eligible Holder (with any such waiver to be applied consistently among all Eligible Holders).

Our Acceptance Constitutes an Agreement.

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered Eligible Options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New Options”). Our acceptance for exchange of Eligible Options tendered by you pursuant to the Exchange Offer will constitute a binding agreement between Cidara and you upon the terms and subject to the conditions of the Exchange Offer.

Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6 (“Conditions of the Exchange Offer”) and Section 13 (“Extension of the Exchange Offer; Termination; Amendment”), we expect to accept for exchange all properly tendered Eligible Options that have not been validly withdrawn at the Expiration Time, and we expect to cancel the Eligible Options accepted for exchange in exchange for the grant of the New Options promptly following the Expiration Time (such date, the “New Option Grant Date”) with the New Option Terms. However, if the New Exercise Price would be at or above the exercise price of your Eligible Option tendered in the Exchange Offer, we will not accept your tendered awards and they will not be exchanged. If the Expiration Time is extended, then the New Option Grant Date would be similarly extended.

Section 4. Withdrawal Rights.

If you elect to accept the Exchange Offer as to some or all of your Eligible Options and later change your mind, you may withdraw your tendered option grants by following the procedure described in this Section 4. Please note that, just as you may not tender only part of an Eligible Option grant, you also may not withdraw your election with respect to only a portion of an Eligible Option grant. If you elect to withdraw a previously tendered Eligible Option grant, you must withdraw the entire Eligible Option, but need not withdraw any other tendered Eligible Options.

We will permit any options tendered in the Exchange Offer to be withdrawn at any time during the period the Exchange Offer remains open, and unless we have accepted the Eligible Options pursuant to the Exchange Offer, you may also withdraw any tendered Eligible Options that have not been accepted at any time after 9:00 p.m. Pacific Time on Friday, January 17, 2020. Please note that, upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn at the Expiration Time, unless further extended.

To validly withdraw tendered Eligible Options, you must deliver to us (using the same delivery method described in Section 3) a properly completed and signed Election Form while you still have the right to withdraw the tendered Eligible Options. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Election Form. If you miss the deadline for withdrawal but remain an Eligible Holder of Cidara, any previously tendered Eligible Options will be exchanged pursuant to the Exchange Offer. Please note that your Election Form will be considered “received” on the date and at the time it was sent to Cidara, provided that you are able to produce evidence that your Election Form was sent to Options@Cidara.com prior to the Expiration

Time. If you are not able to produce evidence that your Election Form was sent to Options@Cidara.com prior to the Expiration Time, your Election Form will be considered “received” on the date and at the time that Cidara receives it at Options@Cidara.com.

You are responsible for making sure that the Election Form is delivered as indicated in Section 3 above. The Election Form must specify the Eligible Options to be withdrawn. Except as described in the following sentence, the Election Form must be signed by the Eligible Holder who tendered the Eligible Options to be withdrawn in the same manner as such Eligible Holder’s name appears on the Election Form previously submitted. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. We have filed with the SEC a form of the Election Form as an exhibit to the Schedule TO. We will deliver a copy of the Election Form to all Eligible Holders.

You may not rescind any withdrawal, and any Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of the Exchange Offer, unless you properly re-tender those Eligible Options before the Expiration Time of the Exchange Offer by following the procedures described in Section 3 of the Exchange Offer.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Election Forms. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5. Acceptance of Eligible Options for Exchange; Grant of New Options.

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn by the Expiration Time, unless extended (or if we have not accepted the Eligible Options, you may also withdraw any such tendered securities at any time after 9:00 p.m. Pacific Time on Friday, January 17, 2020). We expect to cancel the Eligible Options accepted for exchange in exchange for the grant of the New Options on the New Option Grant Date with the New Option Terms. If the Exchange Offer is extended, then the New Option Grant Date will be similarly extended.

Promptly after we grant the New Options, we will send each tendering Eligible Holder a “confirmation letter” indicating the Eligible Options that we have accepted for exchange. In addition, we will separately provide to each tendering Eligible Holder the stock option documentation relating to the Eligible Holder’s New Options for signature. We have filed with the SEC a form of the confirmation letter as an exhibit to the Schedule TO.

If you have tendered Eligible Options under the Exchange Offer and your service terminates for any reason, or if you submit a notice of resignation or receive a notice of termination, before the Exchange Offer expires, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for exchange. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Section 6. Conditions of the Exchange Offer.

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend the Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date of the Exchange Offer, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•	there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Exchange Offer, the exchange of some or all of the Eligible Options tendered for exchange, or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;
•	there shall have been threatened, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the Exchange Offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

○	make it illegal for us to accept some or all of the tendered Eligible Options for exchange, or otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer;
○	delay or restrict our ability, or render us unable, to accept the tendered Eligible Options for exchange; or
○	impair the contemplated benefits of the Exchange Offer to us;
•	there will have occurred:
○	any general suspension of trading in securities on any national securities exchange or automated quotation system or in the over-the-counter market;
○	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;
○	a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index at any time during the Exchange Offer;
○	the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Exchange Offer; or
○	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;
•	a tender or exchange offer (other than the Exchange Offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, shall have been proposed, announced or publicly disclosed or we shall have learned that:
○	(i) any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has acquired more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the Exchange Offer;
○	(ii) any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares; or
○	(iii) any new group has been formed that beneficially owns more than 5% of our outstanding common stock that, in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Exchange Offer or with such acceptance for exchange of Eligible Options;
•	any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, other than as contemplated as of the commencement date of this offer (as described in Section 10 of this Offering Memorandum);
•	any changes occur in our business, financial condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us;
•	Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 2 of this Offering Memorandum, “Purpose of the Exchange Offer; Additional Consideration,” for a description of the contemplated benefits of the offer to us); and

•	Any rules or regulations by any governmental authority, Nasdaq, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to us that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 2 of this Offering Memorandum, “Purpose of the Exchange Offer; Additional Consideration,” for a description of the contemplated benefits of the offer to us).

Since the Exchange Offer involves the issuance of New Options in exchange for Eligible Options, no financing arrangements are required as a condition to completing the Exchange Offer.

The conditions to the Exchange Offer are for our benefit. We may assert them prior to the expiration date of the Exchange Offer regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive the conditions, in whole or in part, at any time and from time to time prior to the Expiration Time, whether or not we waive any other condition to the Exchange Offer (with any such waiver to be applied consistently among all Eligible Holders). Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7. Price Range of Our Common Stock.

The Eligible Options give Eligible Holders the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market. Our common stock trades on Nasdaq under the symbol “CDTX.”

The following table sets forth on a per share basis the high and low sales prices for our common stock on Nasdaq during the periods indicated.

Year Ended December 31, 2019	High	Low
First quarter	$3.30	$2.20
Second quarter	$2.96	$1.41
Third quarter	$3.09	$1.22

Year Ended December 31, 2018	High	Low
First quarter	$8.55	$4.00
Second quarter	$6.35	$3.70
Third quarter	$5.31	$3.65
Fourth quarter	$4.95	$1.94

Year Ended December 31, 2017	High	Low
First quarter	$11.75	$6.65
Second quarter	$8.03	$5.65
Third quarter	$8.80	$5.60
Fourth quarter	$8.80	$6.15

As of November 18, 2019, we had 14 stockholders of record and 33,040,295 shares were issued and outstanding. Because brokers and other institutions on behalf of stockholders hold many of our shares, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On November 18, 2019, the closing price for our common stock as reported on Nasdaq was $2.33 per share. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your Eligible Options for exchange. The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Section 8. Information Concerning Us; Financial Information.

Information Concerning Us.

We are a biotechnology company focused on the discovery, development and commercialization of novel anti-infectives for the treatment of diseases that are inadequately addressed by current standard of care therapies. We are developing a pipeline of product and development candidates, with a focus on serious fungal and viral infections. Our lead product candidate is rezafungin acetate, an intravenous formulation of a novel echinocandin. Rezafungin is being developed as a once-weekly, high-exposure therapy for the first-line treatment and prevention of serious, invasive fungal infections. In addition, our proprietary Cloudbreak® platform is designed to discover compounds that counter infections in two ways, by directly targeting and destroying invading pathogens and by focusing the immune system at the site of infection. We are using our Cloudbreak platform to develop Antiviral Fc-Conjugates, or AVCs, for the treatment and prevention of influenza and other viruses.

We were incorporated in Delaware as K2 Therapeutics, Inc. in December 2012. In July 2014, we changed our name to Cidara Therapeutics, Inc.

Our principal executive offices are located at 6310 Nancy Ridge Drive, Suite 101, San Diego, California 92121, and our telephone number is (858) 752-6170. Our website address is www.cidara.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this Exchange Offer.

Financial Information.

A summary of certain financial information is attached as Schedule A to this Offering Memorandum and should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission (“SEC”) on February 28, 2019, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the SEC on November 8, 2019, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the SEC on August 8, 2019, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 9, 2019, which are incorporated herein by reference. Our book value per share as of September 30, 2019 was $1.48

Additional Information.

For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 28, 2019, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the SEC on November 8, 2019, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the SEC on August 8, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 9, 2019, and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 15 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 9. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

As of October 31, 2019, our executive officers, employees, and directors as a group held outstanding option grants to purchase an aggregate of 4,545,895 shares of our common stock with a weighted average exercise price of $5.17 per share. Of these options, 2,728,730 shares with a weighted average exercise price of $5.30 per share would be considered Eligible Options for purposes of the Option Exchange, assuming all such options remain outstanding on the Exchange Date and the closing price of our common stock on the Exchange Date (or the last trading day prior to the Exchange Date, if the Exchange Date is not a trading day) is equal to or less than $2.28 per share. If the closing price of our common stock as reported on Nasdaq on the Exchange Date (or the last trading day prior to the Exchange Date, if the Exchange Date is not a trading day) is greater than $2.28 per share, a lesser number of options will be Eligible Options, which amount will depend on the actual closing price of our common stock as reported on Nasdaq on the Exchange Date (or the last trading day prior to the Exchange Date, if applicable).

The following table shows the number of shares subject to Eligible Options held by our executive officers and non-employee directors as of October 31, 2019, including as a percentage of the total number of Eligible Options, and the number of shares subject to New Options that they may receive, assuming, for purposes of illustration only, that each executive officer and non-employee director decides to exchange all of his or her Eligible Options, each such option remains outstanding, the closing price of our common stock as reported on Nasdaq on the Exchange Date (or the last trading day prior to the Exchange Date, if the Exchange Date is not a trading day) is equal to or less than $2.28 per share and Eligible Options covering an aggregate of 2,728,730 shares will be tendered pursuant to this offer. If the closing price of our common stock as reported on Nasdaq on the Exchange Date (or the last trading day prior to the Exchange Date, if the Exchange Date is not a trading day) is greater than $2.28 per share, a lesser number of options will be Eligible Options, which amount will depend on the actual closing price of our common stock as reported on Nasdaq on the Exchange Date (or the last trading day prior to the Exchange Date, if applicable). Our President and Chief Executive Officer and our non-employee directors are not eligible to participate in the Exchange Offer.

Name	Number of Shares Underlying Eligible Options	Percentage of Shares Underlying Eligible Options	Weighted Average Exercise Price	Weighted Average Remaining Life (years)	Number of Shares that May Be Granted in the Option Exchange
Jeffrey Stein, Ph.D. President, Chief Executive Officer and Director	N/A	N/A	N/A	N/A	N/A
Taylor Sandison, M.D., M.P.H. Chief Medical Officer	234,000	8.58%	$6.02	8.08	156,000
Paul Daruwala Chief Operating Officer	310,495	11.38%	$5.34	7.57	206,995
Neil Abdollahian, M.S., M.B.A. Chief Business Officer	297,000	10.88%	$6.45	7.91	197,999
James Levine Chief Financial Officer	175,000	6.41%	$3.62	9.09	116,667
Jessica Oien, J.D. General Counsel and Secretary	165,000	6.05%	$3.46	9.13	110,000
Daniel D. Burgess Chairman of the Board	N/A	N/A	N/A	N/A	N/A
Chrysa Mineo Director	N/A	N/A	N/A	N/A	N/A
David L. Gollaher, Ph.D. Director	N/A	N/A	N/A	N/A	N/A
Theodore R. Schroeder Director	N/A	N/A	N/A	N/A	N/A
Timothy R. Franson, M.D. Director	N/A	N/A	N/A	N/A	N/A

Except as otherwise described in the Exchange Offer or in our filings with the SEC, including our Definitive Proxy Statement filed on Schedule 14A on April 26, 2019, our Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 28, 2019, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed on November 8, 2019, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed on August 8, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on May 9, 2019, and other than outstanding stock options and other stock awards granted to our directors, executive officers and other employees and consultants pursuant to our various equity incentive plans, which are described in the notes to our consolidated financial statements as set forth in the above-referenced Annual and Quarterly Reports, neither we nor, to our knowledge, any of our executive officers or directors, any person controlling us or any executive officer or director of such control person, is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

During the past 60 days, we have not granted any other Eligible Options and no Eligible Options have been exercised. Neither we, nor, to the best of our knowledge, any member of our Board or any of our executive officers, nor any affiliate of ours, engaged in transactions involving the Eligible Options during the past 60 days.

Section 10. Accounting Consequences of the Exchange Offer.

We have adopted the provisions of ASC Topic 718 regarding accounting for share-based payments. Under ASC Topic 718, we will recognize the grant date fair value of the tendered Eligible Options, plus the incremental compensation cost of the New Options. The incremental compensation cost will be measured as the excess, if any, of the fair value of the New Options over the fair value of the original Eligible Options prior to exchange. The fair value of New Options will be measured as of the New Option Grant Date and the fair value of the Eligible Options surrendered will be measured as of the Expiration Time. This incremental compensation cost will be recognized in compensation expense ratably over the vesting period of the New Options.

The amount of compensation cost will depend on a number of factors, including the level of participation in the Exchange Offer and the exercise price per share of Eligible Options, as applicable, exchanged in the Exchange Offer. Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of the charge that would result from the Exchange Offer.

Section 162(m) of the Internal Revenue Code (the “Code”) limits the extent to which a company can take an income tax deduction for ordinary income recognized as a result of compensation paid to certain of its top executive officers, to the extent such officer’s compensation exceeds $1 million per year. The exemption from the deduction limit under Section 162(m) of the Code for “performance-based compensation” has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our “covered employees” in excess of $1 million per year will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The 2015 Plan contains certain limits on the shares of our common stock that may be subject to awards granted under the 2015 Plan to any one recipient in any one calendar year, to the extent such awards are intended to be “qualified performance-based compensation” under Section 162(m) of the Code. The New Options are not intended to satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code nor are they intended to be “Performance Stock Awards” under the 2015 Plan, and therefore the New Options are not subject to the limits on such types of awards set forth in the 2015 Plan. As a result, Cidara will not be entitled to an income tax deduction for any compensation paid pursuant to the New Options to “covered employees” under Section 162(m) that is in excess of $1 million per year.

Section 11. Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and grant of New Options as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the Exchange Offer as contemplated herein. Should any such approval or other action be required, we currently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept tendered Eligible Options for exchange and to grant New Options with the New Option Terms, would be subject to obtaining any such governmental approval.

Section 12. Material United States Tax Consequences.

The following is a summary of the anticipated material U.S. federal income tax consequences of the Exchange Offer. This tax summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Holders. The tax consequences for individuals who are subject to the tax laws of a country other than the United States or of more than one country may differ from the U.S. federal income tax consequences summarized herein. The rules governing the tax treatment of stock options are complex. You should consult with your tax advisor to determine the personal tax consequences to you of rejecting or participating in the Exchange Offer.

Tax Effects of Rejecting the Offer

In general, the rejection of the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. However, if (1) any of your Eligible Options are currently treated as ISOs, (2) the Exchange Offer remains outstanding for more than 29 calendar days – that is, if we extend the Exchange Offer beyond the original Expiration Time, and (3) you do not reject this Offer within the first 29 calendar days in which it is outstanding – that is, by the Expiration Time, your Eligible Options may cease to be treated as ISOs as of the Expiration Time. If the fair market value of our common stock as of the Expiration Time is less than the exercise price currently in effect for your Eligible Options, the Board can take action to “retest” your Eligible Options to determine if they can again be treated as ISOs. However, even if they can again be treated as ISOs, your 2-Year Holding Period (as defined below) under your Eligible Options (as further described below in the section called “Taxation of Incentive Stock Options”) will start over on the Expiration Time. Therefore, if you wish to reject this Exchange Offer and you wish to avoid the possible impact on ISO status, you should do so on or prior to the Expiration Time.

Tax Effects of Accepting the Offer

Neither the acceptance of the Exchange Offer nor the exchange of your Eligible Options will be a taxable event for U.S. federal income tax purposes. You will not recognize any income, gain or loss as a result of the exchange and cancellation of your Eligible Options for New Options for U.S. federal income tax purposes.

Taxation of Incentive Stock Options

Generally, an optionholder will not recognize any income, gain or loss on the granting of an ISO. Upon the exercise of an ISO, an optionholder is typically not subject to U.S. federal income tax except for the possible imposition of alternative minimum tax. Rather, the optionholder is taxed for U.S. federal income tax purposes at the time he or she disposes of the stock subject to the option.

If the date upon which the optionholder disposes of the stock subject to an ISO is more than two years from the date on which the ISO was granted (the “2-Year Holding Period”) and more than one year from the date on which the optionholder exercised the option (the “1-Year Holding Period”), then the optionholder’s entire gain or loss is characterized as long-term capital gain or loss, rather than as ordinary income. However, if the optionholder fails to satisfy both the 2-Year Holding Period and the 1-Year Holding Period, then a portion of the optionholder’s profit from the sale of the stock subject to the ISO will be characterized as ordinary income and a portion may be short-term capital gain if the 1-year Holding Period has not been satisfied. The portion of the profit that is characterized as ordinary income will be equal to the lesser of (a) the excess of the fair market value of the stock on the date of exercise over the exercise price of the option and (b) the excess of the sales price over the exercise price of the option. This deferral of the recognition of tax until the time of sale of the stock, as well as the possible treatment of the “spread” as long-term capital gain, are the principal advantages of your options being treated as ISOs.

Taxation of Nonstatutory Stock Options (“NSOs”)

Generally, an optionholder will not recognize any income, gain or loss on the granting of an NSO. Upon the exercise of an NSO, an optionholder will recognize ordinary income on each purchased share equal to the difference between the fair market value of the stock on the date of exercise and the exercise price of the NSO.

If and when an optionholder sells the stock purchased upon the exercise of an NSO, any additional increase or decrease in the fair market value on the date of sale, as compared to the fair market value on the date of exercise, will be treated as a capital gain or loss. If the optionholder has held those shares for more than one year from the date of exercise, such gain or loss will be a long-term capital gain or loss. If the optionholder has held those shares for not more than one year from the date of exercise, such gain or loss will be a short-term capital gain or loss.

Withholding

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a stock option by an award holder who has been employed by us. We will require any such Eligible Holder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

Section 13. Extension of the Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Holders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 6:00 a.m. Pacific Time on the next business day following the previously scheduled expiration date of the Exchange Offer. For purposes of the Exchange Offer, the applicable rules of the SEC state that a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern Time. Accordingly, the Expiration Time is 9:00 p.m. Pacific Time on Wednesday, December 18, 2019.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of the Exchange Offer”), by disseminating notice of the termination to Eligible Holders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of the Exchange Offer”), has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the expiration date. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to Eligible Holders in a manner reasonably designed to inform Eligible Holders of such change and filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or Exchange Offer must remain open following material changes in the terms of or information concerning a tender or Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the Exchange Offer open for at least 10 business days after the date of such notification:

•	we increase or decrease the amount of consideration offered for the Eligible Options; or
•	we increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer.

Section 14. Consideration; Fees and Expenses.

We will issue New Options in exchange for Eligible Options properly elected to be exchanged by you and accepted by us for such exchange. All Eligible Holders who properly tender an Eligible Option pursuant to this offer will receive a New Option. Options are equity awards under which the holder can purchase shares of common stock for a predetermined exercise price, provided that the vesting criteria are satisfied.

Subject to the terms and conditions of this Offer, upon our acceptance of your properly tendered Eligible Options, you will be entitled to receive New Options based on an exchange ratio as described in Section 1 of this Offering Memorandum. New Options will be unvested as of the New Option Grant Date and will be subject to a new vesting schedule as described in Section 1 of this Offering Memorandum. If you receive New Options, you do not have to make any cash payment to us to receive your New Options, but you will be required to pay the per share exercise price of your New Options to receive any share of common stock subject to your New Options.

If we receive and accept tenders from Eligible Holders of all Eligible Options to be tendered (a total of options to purchase 2,867,306 shares outstanding as of November 18, 2019) subject to the terms and conditions of this offer, we will grant New Options covering a total of approximately 2,473,472 shares of common stock, or approximately 7% of the total shares of common stock outstanding as of November 18, 2019. This foregoing number of shares underlying New Options to be granted assumes the closing price of our common stock on the Exchange Date (or the last trading day prior to the Exchange Date, if the Exchange Date is not a trading day) is equal to or less than $2.28 per share. If the closing price of our common stock as reported on Nasdaq on the Exchange Date (or the last trading day prior to the Exchange Date, if the Exchange Date is not a trading day) is greater than $2.28 per share, a lesser number of options will be Eligible Options and New Options will be granted covering a lesser amount of shares of common stock, which amount will depend on the actual closing price of our common stock as reported on Nasdaq on the Exchange Date (or the last trading day prior to the Exchange Date, if applicable).

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to the Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.

Section 15. Additional Information.

With respect to the Exchange Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as may be amended, of which the Exchange Offer is a part. The Exchange Offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your Eligible Options, we highly recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 28, 2019;
•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the SEC on November 8, 2019;
•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the SEC on August 8, 2019;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 9, 2019;
•	our Definitive Proxy Statement for our 2019 Annual Meeting of Stockholders, filed with the SEC on April 26, 2019;
•	our Current Reports on Form 8-K and 8-K/A (other than information furnished rather than filed under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) filed with the SEC on March 21, 2019, June 17, 2019, July 29, 2019, August 14, 2019, August 29, 2019, September 3, 2019 and September 5, 2019; and
•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on April 9, 2015, under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC.

We will also promptly provide without charge to each person to whom we deliver a copy of the Exchange Offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Options@Cidara.com.

The information about us contained in the Exchange Offer should be read together with the information contained in the documents to which we have referred you.

Section 16. Miscellaneous.

The Exchange Offer and our SEC reports referred to above include forward-looking statements. Words such as “believes,” “will,” “should,” “could,” “expects,” “anticipates,” “estimates,” “plans,” “objectives,” and other similar statements of expectation identify forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the year ended December 31, 2018 filed on February 28, 2019, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed on November 8, 2019, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed on August 8, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on May 9, 2019, that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2018 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Schedule A

Selected Financial Data

The following selected financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2018 filed on February 28, 2019, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed on November 8, 2019, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed on August 8, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on May 9, 2019, each of which is incorporated herein by reference.

CIDARA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$73,824	$74,562
Prepaid expenses and other current assets	3,664	2,567
Total current assets	77,488	77,129
Property and equipment, net	496	712
Operating lease right-of-use asset	1,810	—
Other assets	1,902	1,271
Total assets	$81,696	$79,112

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,679	$2,846
Accrued liabilities	4,320	3,883
Accrued compensation and benefits	2,932	2,824
Deferred revenue	10,900	—
Current portion of lease liability	790	—
Contingent forward purchase obligations	—	411
Current portion of term loan	9,958	9,928
Total current liabilities	31,579	19,892
Lease liability	1,155	—
Other long-term liabilities	—	81
Total liabilities	32,734	19,973
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized at September 30, 2019 and December 31, 2018:
Series X Convertible Preferred stock, $0.0001 par value; 5,000,000 shares authorized at September 30, 2019 and December 31, 2018; 565,231 and 445,231 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized at September 30, 2019 and December 31, 2018; 33,006,280 shares issued and outstanding at September 30, 2019 and 27,816,014 shares issued and outstanding at December 31, 2018	3	3
Additional paid-in capital	294,763	277,871
Accumulated deficit	(245,804)	(218,735)
Total stockholders' equity	48,962	59,139
Total liabilities and stockholders' equity	$81,696	$79,112

CIDARA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE
INCOME (LOSS)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Collaboration Revenue	$19,100	$—	$19,100	$—
Total revenues	19,100	—	19,100	—
Operating expenses:
Research and development	11,499	11,278	34,911	36,096
General and administrative	4,573	3,447	11,833	10,591
Total operating expenses	16,072	14,725	46,744	46,687
Income (loss) from operations	3,028	(14,725)	(27,644)	(46,687)
Other income (expense):
Change in fair value of contingent forward purchase obligations	—	888	411	(224)
Interest income, net	11	222	164	447
Other income (expense)	—	(4)	—	(210)
Total other income	11	1,106	575	13
Net income (loss)	$3,039	$(13,619)	$(27,069)	$(46,674)
Allocation of earnings to participating securities	(444)	—	—	—
Recognition of beneficial conversion feature	—	—	—	(10,329)
Net income (loss) attributable to common shareholders	$2,595	$(13,619)	$(27,069)	$(57,003)
Basic earnings (loss) per common share	$0.08	$(0.49)	$(1.08)	$(2.35)
Diluted earnings (loss) per common share	$0.08	$(0.49)	$(1.08)	$(2.35)

Shares used to compute basic net income (loss) per common share	33,006,280	27,705,472	25,011,576	24,254,254
Shares used to compute diluted net income (loss) per common share	38,687,937	27,705,472	25,011,576	24,254,254
Net income (loss)	$3,039	$(13,619)	$(27,069)	$(46,674)
Unrealized gain on short-term investments	—	2	—	7
Comprehensive income (loss)	$3,039	$(13,617)	$(27,069)	$(46,667)

CIDARA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
(In thousands)	2019	2018
Operating activities:
Net loss	$(27,069)	$(46,674)
Adjustments to reconcile net loss to net cash used in operating activities:
Operating lease right-of-use assets and liabilities, net	53	—
Depreciation and amortization	251	412
Stock-based compensation	4,050	4,346
Non-cash interest expense	22	—
Amortization of discount or premium on short-term investments	—	36
Amortization of debt issuance costs	7	47
Deferred rent	—	11
Change in fair value of contingent forward purchase obligations	(411)	224
Contingent forward purchase obligations offering costs	—	210
Changes in assets and liabilities:
Accounts receivable	—	321
Prepaid expenses and other current assets	(1,096)	(1,652)
Accounts payable and accrued liabilities	270	(967)
Accrued compensation and benefits	319	388
Deferred revenue	10,900	—
Other assets	(631)	259
Net cash used in operating activities	(13,335)	(43,039)

Investing activities:
Purchases of short-term investments	—	(14,548)
Maturities of short-term investments	—	24,526
Purchases of property and equipment	(35)	(137)
Net cash (used in) provided by investing activities	(35)	9,841

Financing activities:
Proceeds from May 2018 Registered Direct Offering, net of offering costs	—	49,521
Proceeds from issuance of common stock pursuant to Stock Purchase Agreement	9,008	—
Proceeds from issuance of common stock under equity sales agreement, net of issuance costs	3,624	6,440
Proceeds from exercise of stock options	—	204
Net cash provided by financing activities	12,632	56,165
Net (decrease) increase in cash and cash equivalents	(738)	22,967
Cash and cash equivalents at beginning of period	74,562	60,813
Cash and cash equivalents at end of period	$73,824	$83,780

Supplemental disclosure of cash flows:
Interest paid	$472	$432
Non-cash investing activities:
Right-of-use asset obtained in exchange for lease liability	$2,295	$—
Property and equipment acquired but not yet paid	$—	$17
Non-cash financing activities:
Purchase of shares pursuant to Employee Stock Purchase Plan	$210	$374
Vesting of early exercised stock options	$—	$21